Exhibit 99.1

Central European Distribution Corporation Closes 85% Purchase of Russia’s Number One

Premium Vodka Brand, Parliament; Raises Full Year Guidance

Bala Cynwyd, Pennsylvania, March 13, 2008 – Central European Distribution Corporation (Nasdaq – CEDC) today announced that on March 13, 2008 it closed its acquisition of an 85% interest in Copecresto Enterprises Limited, which owns various production and distribution assets including the Parliament vodka trademarks in Russia and abroad. The total consideration for the acquisition is $180,335,257 in cash, and 2,238,806 million shares of common stock of CEDC, of which $15 million in cash and 250,000 shares are deferred pending the closing of certain subsequent fixed asset purchase transactions. The cash component of the purchase price is financed through a combination of the proceeds from CEDC’s recent $310 million Convertible Notes offering and existing cash.

William Carey, President and CEO, commented: “We firmly believe that this closing marks the beginning of a new era in our development in one of the fastest growing spirit markets in the world. We are excited to begin work with the management team of Parliament to continue to develop the Parliament vodka brand locally and internationally as well as targeting new imported wine and spirit agency business to leverage Parliament’s sales force.”

William Carey, continued: “As a result of closing this transaction, we are raising our full year 2008 net sales guidance from $1.30-$1.40 billion to $1.42-$1.52 billion and our full year comparable fully diluted earnings per share guidance from $2.08-$2.18 to $2.25-$2.40.”

Sergey Kupriyanov, Vice-President and CEO of Parliament Group, commented: “On behalf of the shareholders and management of the Parliament Group we are confident that CEDC’s decision to develop its business in Russia, one of the leading global spirit markets was the proper one. The dynamic growth of the premium Russian spirits market over the past few years was driven not only by higher consumer demand for products such as ours, but also supported by a favorable and stable legislative environment.”

Sergey Kupriyanov, Vice-President and CEO of Parliament Group, continued: “Parliament owns one of the widest and strongest distribution systems in Russia which provides a platform for the development of other brands as well. The marketing, financial and managerial experience that CEDC is contributing to the Parliament business will accelerate its dynamic development in and outside of Russia. The Parliament Group management’s knowledge and understanding of the Russian spirit market will be a important asset for CEDC to support the further development of the Company in a consolidating Russian market”

Renaissance Capital acted as financial advisor for the transaction.

CEDC has included fully diluted net income per share guidance on a non-GAAP basis, referred to in this release as comparable fully diluted earnings per share. CEDC’s management believes that the non-GAAP reporting giving effect to the adjustments shown in the reconciliation set forth below provides meaningful information and an alternative presentation useful to investors’ understanding of CEDC’s core operating results and trends. CEDC discusses guidance on a comparable basis in order to give investors better insight into underlying business trends from continuing operations. CEDC’s calculation of these measures may not be the same as similarly named measures presented by other companies. These measures are not presented as an alternative to net income computed in accordance with GAAP as a performance measure, and you should not place undue reliance on such measures. A reconciliation of GAAP to non-GAAP measures can be found in the section “Unaudited Reconciliation of Non-GAAP Measures” at the end of this release. Our full year guidance is forward-looking information. See the last paragraph of this release.

CEDC is the largest vodka producer in Poland and produces the Absolwent, Zubrowka, Bols and Soplica brands, among others. CEDC currently exports Zubrowka to many markets around the world, including the United States, England, France and Japan. CEDC also produces and distributes Royal Vodka, the top selling vodka in Hungary.

CEDC also is the leading national distributor of alcoholic beverages in Poland by value, and a leading importer of alcoholic beverages in Poland and Hungary. In Poland, CEDC operates 17 distribution centers and 87 satellite branches and imports many of the world’s leading brands, including brands such as Carlo Rossi Wines, Concha y Toro wines, Metaxa Brandy, Remy Martin Cognac, Guinness, Sutter Home wines, Grant’s Whisky, Jagermeister, E&J Gallo, Jim Beam Bourbon, Sierra Tequila, Teachers Whisky, Campari, Cinzano, Skyy Vodka and Old Smuggler.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including CEDC’s full year 2008 net sales and comparable fully diluted earnings per share guidance and statements regarding expectations of Parliament’s future performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of CEDC to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. CEDC undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties included in CEDC’s Form 10-K for the fiscal year ended December 31, 2007, and in other documents filed by CEDC with the Securities and Exchange Commission.

Contact:

James Archbold

Investor Relations Officer

Central European Distribution Corporation

610-660-7817

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

UNAUDITED RECONCILIATION OF NON-GAAP MEASURES

Full Year Guidance, 12 Months Ending December 31,	2008
Range for GAAP Fully Diluted Earnings per Share	$2.18 - $2.33

A. Foreign exchange impact and hedge revaluation	0.00
B. Impact of expensing stock options	0.07

Range for Comparable non-GAAP Fully Diluted Earnings per Share	$2.25 -$2.40

Comparable measures are provided as additional information as management believes this information provides investors with better insight on underlying business trends and results in order to evaluate ongoing financial performance. Descriptions of these items are presented below:

A.	Although changes in foreign exchange have had a significant impact on EPS in prior periods, it is not possible to estimate this for 2008, therefore, no adjustment is provided. The impact of foreign exchange revaluation will change, which may have a material effect on our financial results.

B.	On January 1, 2006 CEDC adopted SFAS 123(R) and began to expense stock options. This amount represents the net after tax impact of the expensing of stock options.